Exhibit 99.1

Guaranty Bancshares, Inc. Earnings Report
For the Second Quarter and For the Year 2005

Earnings Increased 36 Percent in 2nd Quarter; Record Loans of $389.3 Million as of June 30, 2005

MOUNT PLEASANT, TEXAS – July 26, 2005 – Guaranty Bancshares, Inc. (Nasdaq: GNTY) the parent company of Guaranty Bond Bank, today announced results for the second quarter and six months ended June 30, 2005.  Net earnings for the second quarter 2005 increased to $1,098,000 ($0.38 per diluted share) from $841,000 ($0.28 per diluted share) for the second quarter of 2004.  Net earnings for the six months ended June 30, 2005 were $2.1 million ($0.71 per diluted share) compared to $1.9 million ($0.63 per diluted share) in the comparable period one year ago.  The Company achieved a record high total loan balance of $389.3 million as of the quarter ended June 30, 2005.

Ty Abston, President of the Company stated, “We are pleased with the positive results of both earnings and growth for 2005.  The Company is well positioned to continue its growth goals and producing good financial results.”

Net interest income totaled $4.6 million for the second quarter of 2005 compared to $4.3 million the second quarter of last year, an increase of $277,000 or 6.4%.  Net interest income increased $226,000 or 2.5% for the six months ended June 30, 2005 to $9,117,000 from $8,891,000 in the comparable period one year ago.  The net interest margin decreased from 3.70% to 3.57% for the three months ended June 30, 2005 and from 3.80% to 3.59% for the six months ended June 30, 2005 compared to the same three and six month periods ended June 30, 2004.  The increases in net interest income were driven by increases in the average total interest-earning assets of $46.5 million, or 9.8%, for the three months ended June 30, 2005 and $41.0 million for the six months ended June 30, 2005 compared to the same three and six month periods ended June 30, 2004.

Noninterest income increased $168,000, or 13.6%, to $1.4 million for the second quarter of 2005 compared to $1.2 million in the second quarter of 2004.  Noninterest income for the six months ended June 30, 2005 increased $331,000, or 13.4%, to $2.8 million compared to $2.5 million in 2004. The increase is driven by an increase in net gain on sale of loans of $159,000 and $233,000 for the three and six months ended June 30, 2005, respectively.

Noninterest expense increased $236,000, or 5.8%, to $4.3 million for the second quarter of 2005 compared to $4.1 million in the second quarter of 2004.  Noninterest expense for the six months ended June 30, 2005 increased $369,000, or 4.5%, to $8.6 million compared to $8.2 million in 2004. The increase is driven by an increase in employee compensation and benefits of $233,000 and $313,000 for the three and six months ended June 30, 2005, respectively.  The Company has opened two additional locations and closed one location since the second quarter of 2004.

At June 30, 2005, the Company’s assets totaled $564.3 million compared to $519.7 million at June 30, 2004, an increase of $44.5 million or 8.6%.  Company loans increased $16.5 million, or 4.4%, from $372.8 million at June 30, 2004 to a record high $389.3 million at June 30, 2005.  Securities increased during the period from $97.5 million as of June 30, 2004 to $119.6 million at June 30, 2005, an increase of $22.1 million or 22.7%.  Deposits increased $33.0 million, or 8.0%, from $413.3 million to $446.2 million during the same period.

Shareholders’ equity totaled $37.4 million or 6.6% of total assets at June 30, 2005 as compared to $36.5 million or 7.0% of total assets at June 30, 2004, an increase of $823,000 or 2.3%, resulting in book value per share increasing 5.8% from $12.50 to $13.22.  The Company’s ratio of average shareholders’ equity to average total assets decreased from 7.11% as of June 30, 2004 to 6.66% as of June 30, 2005.

The Company’s return on average assets and average equity for the second quarter of 2005 was 0.78% and 11.77%, respectively, compared to 0.65% and 9.18%, respectively, for the same period in 2004.

Cappy Payne, Chief Financial Officer of the Company commented, “We remain steadfast in our efforts toward improving efficiency ratios, maintaining strong asset quality, and controlling expenses in order to accomplish an even stronger return for our shareholders.  The strategic moves the Company has made during the past year, including the announcement on June 7, 2005 to take the Company private, will help enable us to realize these efficiencies and net income goals.”

Guaranty Bancshares, Inc. is a bank holding company headquartered in Mount Pleasant, Texas.  The Company derives substantially all of its revenue and income from the operation of its bank subsidiary, Guaranty Bond Bank, one of the oldest and largest community banks in Northeast Texas.  The Company currently serves eight Northeast Texas counties with eleven locations and Pecos County in West Texas with one location in Fort Stockton.  The Company creates financial relationships featuring a full array of financial services, from traditional banking products to investments.  Guaranty Bancshares stock (GNTY) is listed on the Nasdaq Stock Exchange.

To learn more about Guaranty Bancshares, Inc., please visit our investor relations website at www.gnty.com.  Our investor relations site provides a detailed overview of our investor and stock information and our prior year highlights.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.  Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc., please access the Company’s web site at http://www.gnty.com.

For further information contact:

Ty Abston, President	903/ 572-9881
or
Clifton A. Payne, Senior Vice President	903/ 572-9881

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

	(Dollars in thousands, except per share data)
Income Statement Data:
Net interest income	$4,618	$4,341	$9,117	$8,891
Provision for loan losses	60	230	260	480

Net interest income after provision for loan losses	4,558	4,111	8,857	8,411
Noninterest income	1,403	1,235	2,794	2,463
Noninterest expense	4,326	4,090	8,573	8,204

Earnings before taxes	1,635	1,256	3,078	2,670
Provision for income tax expense	537	415	997	797

Net earnings	$1,098	$841	$2,081	$1,873
Common Share Data:
Net earnings (basic) (1)	$0.39	$0.29	$0.73	$0.64
Net earnings (diluted) (1)	0.38	0.28	0.71	0.63
Book value	13.22	12.50	13.22	12.50
Tangible book value	12.39	11.70	12.39	11.70
Cash dividends	0.2100	0.2000	0.2100	0.2000
Dividend payout ratio	54.05%	69.49%	28.52%	31.20%
Weighted average shares outstanding (in thousands)	2,829	2,922	2,870	2,922
Period end shares outstanding (in thousands)	2,826	2,922	2,826	2,922
Balance Sheet Data:
Total assets	$564,295	$519,749	$564,295	$519,749
Securities	119,645	97,542	119,645	97,542
Loans	389,297	372,833	389,297	372,833
Allowance for loan losses	4,423	4,071	4,423	4,071
Total deposits	446,236	413,250	446,236	413,250
Total common shareholders’ equity	37,354	36,531	37,354	36,531
Average Balance Sheet Data:
Total assets	$561,828	$518,758	$555,167	$518,039
Securities	117,699	93,151	114,520	94,804
Loans	383,982	370,410	381,181	367,125
Allowance for loan losses	4,405	4,023	4,328	3,978
Total deposits	448,465	415,010	443,167	414,088
Total common shareholders’ equity	37,415	36,860	38,091	37,045
Performance Ratios:
Return on average assets	0.78%	0.65%	0.76%	0.73%
Return on average common equity	11.77%	9.18%	11.02%	10.17%
Net interest margin	3.57%	3.70%	3.59%	3.80%
Efficiency ratio (2)	71.85%	73.35%	71.98%	72.52%

GUARANTY BANCSHARES, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA

	Quarter Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Asset Quality Ratios (3) :
Nonperforming assets to total loans and other real estate	0.99%	1.28%	0.99%	1.28%
Net loan charge-offs to average loans	0.01%	0.05%	0.00%	0.09%
Allowance for loan losses to total loans	1.14%	1.09%	1.14%	1.09%
Allowance for loan losses to nonperforming loans (4)	138.13%	104.90%	138.13%	104.90%
Capital Ratios:
Leverage ratio	8.12%	8.45%	8.12%	8.45%
Average shareholders’ equity to average total assets	6.66%	7.11%	6.86%	7.15%
Tier 1 risk-based capital ratio	11.90%	12.11%	11.90%	12.11%
Total risk-based capital ratio	13.06%	13.24%	13.06%	13.24%

(1)	Net earnings per share is based upon the weighted average number of common shares outstanding during the period.
(2)	Calculated by dividing total noninterest expenses by net interest income plus noninterest income, excluding securities losses or gains.
(3)	At period end, except net loan charge-offs to average loans.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.